UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2010

RealNetworks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Washington	0-23137	91-1628146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2601 Elliott Avenue, Suite 1000, Seattle, Washington		98121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 674-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

RealNetworks, Inc. is announcing that Robert Glaser, its Chairman of the Board of Directors, has entered into a trading plan with D.A. Davidson & Co. This trading plan is intended to comply with the requirements of Rule 10b5-1 promulgated by the Securities and Exchange Commission under Section 10(b) of the Securities Exchange Act of 1934, and complies with RealNetworks' insider trading policy. The trading plan covers the potential sale of shares of RealNetworks Common Stock during the period commencing on April 5, 2010 and ending on July 22, 2010, unless terminated earlier under certain circumstances.

Mr. Glaser currently holds over 49 million shares of RealNetworks Common Stock. The maximum number of shares that could be sold under the trading plan is 2.16 million shares, which is approximately 4.4% of Mr. Glaser's holdings. The actual number of shares that may be sold under the plan is dependent upon several factors, including the attainment of certain share price targets. Mr. Glaser has implemented this plan for diversification and financial planning purposes. If plan conditions are met and all potential sales take place, Mr. Glaser would retain approximately 47.35 million shares of RealNetworks Common Stock representing approximately 35% of RealNetworks' shares currently outstanding.

Except as otherwise required by law, RealNetworks does not undertake to disclose specific plans by officers or directors of RealNetworks or to disclose terminations, modifications or other activities under the trading plan described herein or any other plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealNetworks, Inc.

March 10, 2010	By:	/s/ Tracy D. Daw

Name: Tracy D. Daw
Title: VP, Deputy General Counsel and Corp. Secretary